On November 16, 1999, the Board of Directors amended the Articles of Incorporation for Pilgrim Government Securities Income Fund, Inc. to add Class Q and T Shares. The Certificate of Determination regarding Class Q and Class T Shares is incorporated by reference to Post-Effective Amendment No. 28 to the Registrant's Registration Statement on Form N-1A as filed on January 4, 2000.